Exhibit 10.2

April 28, 2025

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Re:	Letter Agreement

Dear Sirs:

Reference is made to the Senior Convertible Note issued April 19, 2024 (the “April Note”) and the Senior Convertible Note issued October 1, 2024 (the “October Note”), by Alternus Clean Energy, Inc. (the “Company”) to 3i, LP (the “Holder”), collectively (the “Notes”) pursuant to the Securities Purchase Agreement dated April 19, 2024 (the “April SPA”) and the Securities Purchase Agreement dated October 1, 2024 (the “October SPA”), collectively (the “Purchase Agreements”). The Notes and the Purchase Agreements may be defined herein as the Transaction Documents. Capitalized terms not defined herein are defined in the Transaction Documents. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the applicable Notes, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Notes and the Purchase Agreements.

(1)	This Letter Agreement shall be deemed to be a Transaction Document under the Purchase Agreement;

(2)	The Interest Rate on the Notes is and will continue to accrue at a rate of 12% per annum effective as of February 10, 2025;

(3)	The Event of Default Redemption Price for the April Note and the October Note as of the date of this Letter Agreement is equal to $499,891.13 and $242,678.07, respectively;

(4)	Pursuant to the October Note, the Company has an outstanding obligation to pay the Holder the Acceleration Floor Amount currently equal to $118,366.39 and the Conversion Installment Floor Amount currently equal to $64,970.56, which is accruing daily at the Late Charge (this accrued amount of $7,227.15 will be added to the October Note principal amount owed, but will not continue to accrue daily; all accruals will stop upon date of this Letter Agreement);

(5)	Pursuant to and in accordance with Section 7(f) of the Notes, the Conversion Price of the Notes which remains outstanding as of even date hereof shall be adjusted to the lesser of i) $0.03 and ii) 55% of the Market Price. Market Price shall mean the average of the three lowest traded prices of at least 100 shares during the twenty (20) Trading Days immediately prior to the Conversion Date. Unless mutually agreed upon, the Conversion Price shall not be less than $0.0001. The Holder may convert the Event of Default Redemption Price of the April Note and the October Note in whole or in part at the Conversion Price at any time after the date of this Letter Agreement;

(6)	The Maturity Date of the Notes shall be extended to December 31, 2025; No cash payments will be due under the Notes until the Maturity Date, but conversions in accordance with the terms and conditions of the Notes, as amended, are allowed.

(7)	The Company shall instruct the Transfer Agent to increase the share reserve on file pursuant to the Irrevocable Transfer Agent Instructions dated April 19, 2024, to 50,000,000 shares of Common Stock issuable upon conversion of the Notes. Within 60 days of the date of this Letter Agreement, the Company shall cause the Transfer Agent to increase the share reserve by an additional 150,000,000 shares of Common Stock issuable upon conversion of the Notes and establish a new share reserve for 34,000,000 shares of Common Stock issuable upon exercise of the Additional Warrants. The share reserves may be further increase pursuant to the terms of the Transaction Documents; and

(8)	The Company hereby agrees to issue to the Holder Additional Warrants (the “Additional Warrants”) to purchase an aggregate of 34,000,000 shares of Common Stock, in the form of Warrant attached as Exhibit A hereto, to be duly executed by the Company and registered in the name of the Purchaser.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the Company’s Board of Directors approving this Letter Agreement and all undertakings thereto in all respects and providing written evidence of the same to the Purchaser by April __, 2025.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

Alternus Clean Energy, Inc.

By:
Name:	Vincent Browne
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP

By:
Name:
Title:

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